Exhibit d(14)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

GUARANTEE OF PRINCIPAL DEATH BENEFIT RIDER

This optional Rider is made a part of the Contract to which it is attached. Except as provided below, this Rider is subject to all provisions contained in the Contract. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown on the Guarantee Of Principal Death Benefit Specifications.

This Rider provides a guaranteed minimum death benefit. The guaranteed minimum death benefit will terminate upon assignment (if permitted under the Contract), or a change in ownership of the Contract unless the new assignee or owner meets the qualifications specified in the TERMINATION OF THIS RIDER provision. The guaranteed minimum death benefit cannot be withdrawn in a lump sum prior to the Annuitant’s or Owner’s death.

INTERACTION WITH THE VARIABLE ANNUITY PAYMENT OPTION RIDER: If the Variable Annuity Payment Option Rider is attached to the Contract, in addition to terms stated in this Rider:
(a)
on and after the Periodic Income Commencement Date of the Variable Annuity Payment Option Rider, all references to “Contract Value” will mean “Account Value” as defined in the Variable Annuity Payment Option Rider; and

(b)	this Rider will continue in effect on and after the Rider Date under the Variable Annuity Payment Option Rider, subject to the limitations stated in the TERMINATION OF THIS RIDER provision.

ADDITIONAL PURCHASE PAYMENTS RESTRICTION. We reserve the right to limit cumulative subsequent Purchase Payments after the first Rider Date Anniversary as shown on the Guarantee Of Principal Death Benefit Specifications.

DEFINITIONS

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

DEATH BENEFIT REDUCTIONS -- The amounts by which Purchase Payments are reduced when a Withdrawal occurs or a Periodic Income Payment is made under the Variable Annuity Payment Option Rider. Purchase Payments after Death Benefit Reductions are applied as described below will never be less than $0.

Death Benefit Reductions will reduce Purchase Payments when determining the Death Benefit under the DETERMINATION OF AMOUNTS provision of this Rider as follows:
(a)
for each Periodic Income Payment made under the Variable Annuity Payment Option Rider, the reduction of the Account Value due to the Periodic Income Payment will be applied to the Purchase Payments as the Death Benefit Reduction; and

(b)
for each Withdrawal made under the Contract, Death Benefit Reductions are calculated proportionately, the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

RIDER DATE ANNIVERSARY -- The same calendar day as the Rider Date shown on the Guarantee Of Principal Death Benefit Specifications, each subsequent calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day.

A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date. If such day is not a Valuation Date, and a Rider Charge is due, that charge will be deducted on the first Valuation Date following such calendar day.

RIDER YEAR -- Each twelve-month period starting with the Rider Date shown on the Guarantee Of Principal Death Benefit Specifications. Subsequent Rider Years begin on each Rider Date Anniversary thereafter.

WITHDRAWAL -- For the purposes of this Rider, is an amount that the Owner requests to be withdrawn or that may be deducted for premium tax. The Withdrawal may be adjusted by any applicable charges. Cumulative amounts withdrawn include any current Withdrawal from the Contract. During the Access Period under the Variable Annuity Payment Option Rider, a Withdrawal is any additional amount taken by the Owner, other than Periodic Income Payments, that reduce the Account Value.

STATEMENTS

We will furnish a statement to the Owner at least once a year. The statement shall provide the Death Benefit amount at the end of the current reporting period.

DETERMINATION OF AMOUNTS

This Rider replaces the DETERMINATION OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision in the Contract.

The Guarantee of Principal Death Benefit is equal to the greater of:
(a)	The Contract Value on the Valuation Date We approve the payment of the Death; or
(b)	The sum of all Purchase Payments, minus all Death Benefit Reductions, as of the Valuation Date We approve the Death Benefit for payment. The result will never to be less than $0.

Upon the death of an Owner or Annuitant, if the recipient of the Death Benefit is the surviving spouse of the deceased individual:
(a)
the surviving spouse may elect to receive the Death Benefit by continuing the Contract as the sole Owner and having Us pay into the Contract, the excess, if any, of the Death Benefit over the Contract Value on the Valuation Date We approve the Death Benefit for payment. This Rider will then terminate; or

(b)
if the surviving spouse elects to continue the Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in (a) above, this Rider will continue in effect.

If the Owner is a corporation or other non-individual (non-natural person) and there are Joint Annuitants, upon the death of the first Joint Annuitant to die, if the Contract is continued, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which We approve the death claim for payment will be credited into the Contract and this Rider will terminate.

If at any time the Owner or Annuitant named on the Contract is changed, the Death Benefit for the new Owner or Annuitant will be the Contract Value as of the Valuation Date on which We approve the death claim for payment for the new Owner or Annuitant, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue the Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in item (b) above.

If at any time all Owners and Annuitants named on the Contract are changed, this Rider will terminate, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue the Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in item (b) above.

While this Rider is in effect, any request to change ownership will be subject to Our approval on a non-discriminatory basis. We assume no responsibility for the validity or tax consequences of any change in ownership.

RIDER CHARGE

The Rider Charge described in this provision is assessed in addition to the PRODUCT CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE shown on the Contract Specifications and the PRODUCT CHARGE shown on the Contract Benefit Data Specifications.

A Rider Charge is deducted on each quarterly anniversary of the Rider Date as described under the RIDER CHARGE provision of the Guarantee Of Principal Death Benefit Specifications.

The amount of the quarterly Rider Charge is the quarterly Rider Charge rate multiplied by the Contract Value on the Valuation Date the Rider Charge is deducted. The Initial Annual Rider Charge Rate is shown on the Guarantee Of Principal Death Benefit Specifications. The quarterly Rider Charge rate is the current annual Rider Charge rate divided by four.

The Rider Charge rate may change as described under the ADJUSTMENTS TO THE RIDER CHARGE RATE of the Guarantee Of Principal Death Benefit Specifications, but the annual Rider Charge rate will never exceed the Guaranteed Maximum Annual Rider Charge Rate.

TERMINATION OF THIS RIDER

The Owner may not terminate this Rider. This Rider will terminate on the earliest of the following event to occur:
(a)	the date the Contract to which this Rider is attached is terminated; or
(b)	the Valuation Date the Contract Value is reduced to $0; or
(c)
the date all Owners and Annuitants named on the Contract are changed, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue the Contract as the sole Owner without electing to have the excess, if any, of the Death Benefit over the current Contract Value paid into the Contract on the Valuation Date We approve the Death Benefit for payment; or

(d)	payment of the Death Benefit under this Rider; or
(e)	the date the Lifetime Income Period commences under the Variable Annuity Payment Option Rider; or
(f)	the Annuity Commencement Date.

GUARANTEE OF PRINCIPAL DEATH BENEFIT SPECIFICATIONS

Rider Date:                                                                                                                [June 20, 2024]

Contract Number:                                                                                                                [XX-0123456]

Owner(s):                                                                                                                [Abraham Lincoln]
[Mary Lincoln]

Guaranteed Maximum Annual Rider Charge Rate:                                                                                                                              [1.25%]

Initial Annual Rider Charge Rate:	[0.40%]

RIDER CHARGE. The quarterly Rider Charge [will be deducted first from each Variable Subaccount that is not subject to an Early Trading Deadline and any DCA Fixed Account on a pro-rata basis and then from any Variable Subaccount that is subject to an Early Trading Deadline on a pro-rata basis.]

A pro-rata quarterly Rider Charge will be recalculated and deducted upon termination of this Rider, except if this Rider is terminated upon payment of the Death Benefit.

ADJUSTMENTS TO THE RIDER CHARGE RATE. The Rider Charge rate will not change prior to the [5th] Rider Date Anniversary. Thereafter, the Rider Charge rate may change on any Rider Date Anniversary. The new Rider Charge rate will never exceed the Guaranteed Maximum Annual Rider Charge Rate shown above. We will provide Notice of the increase to the Rider Charge rate at least [30 days] prior to a Rider Date Anniversary when the increase is scheduled to occur. The Owner may not decline the increase in the Rider Charge rate.

ADDITIONAL PURCHASE PAYMENT RESTRICTION. Subject to any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the [1st Rider Date Anniversary] and after the [70th] birthday of the oldest Owner or Annuitant may not exceed [$100,000.00] each Rider Year without Our prior approval. We reserve the right to limit future Purchase Payments after the [76th] birthday of the oldest Owner or Annuitant. If the Contract Value is $0, then no additional Purchase Payments will be accepted.